UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2008

Antares Pharma, Inc.

(Exact Name of Registrant Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	1-32302 (Commission File Number)	41-1350192 (I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 609-359-3020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 20, 2008, Antares Pharma, Inc., a Delaware corporation (the “Company”), entered into an Amendment (“Amendment”) to the Development and License Agreement, dated September 12, 2003, as amended (the “Agreement”), by and between the Company and Eli Lilly and Company, an Indiana corporation (“Eli Lilly”).

The Amendment narrows the scope of the license grant to Eli Lilly under the Agreement whereby (a) certain Devices (as defined in the Agreement) owned by the Company are no longer licensed to Eli Lilly, including the Company’s MJ7 Device, (b) the scope of the license for the remaining Devices licensed to Eli Lilly are converted to nonexclusive from exclusive and (c) the scope of such remaining nonexclusive license is limited to use with a smaller subset of compounds in a narrower field of use. The Company is now able to exclusively license and supply certain Devices that were previously licensed to Lilly under the Agreement. In connection with the return of rights with respect to the Devices, no Device Development Plan is required going forward.

Considering the renegotiations with Lilly and drafts of the then pending amendment, we evaluated the prepaid license discount related to the original agreement (recorded as contra equity in the stockholders’ equity section of the balance sheet) for potential impairment in connection with our preparation and review of the 2007 financial statements. Given that Lilly was no longer committed to development of our product on the previously agreed upon timeline under the agreement, we determined it was unlikely that future cash flows would be received by us that would exceed the unamortized carrying value, indicating that the recorded prepaid license discount was impaired. In addition, we determined that capitalized patent costs associated with the agreement had been impaired. We also recognized related deferred revenue and deferred costs related to the agreement. Accordingly, we recorded a net non-cash charge to earnings in the fourth quarter totaling $1,629,060, consisting principally of the patent impairment charge of $296,338 and the impairment of prepaid license discount and related charges of $1,438,638. The net impact to stockholders’ equity was an increase of approximately $480,000 as a result of the recognition of deferred revenue in excess of deferred costs and patent impairment charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.
Date: March 25, 2008	By: /s/ ROBERT F. APPLE
Robert F. Apple Senior Vice President and Chief Financial Officer